Exhibit 5(a)4

                                AARP GROWTH TRUST

                          AARP International Stock Fund
                          AARP Small Company Stock Fund

                                  SUPPLEMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

      AGREEMENT made as of the lst day of February, 1997, by and between AARP Growth Trust (the "Trust") and Scudder, Stevens & Clark, Inc. (the "Manager").

      WHEREAS, the Trust is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate series as have been or may be established and designated by the Trustees of the Trust from time to time;

      WHEREAS, the Funds have adopted an Investment Management Agreement (the "Agreement") dated February 1, 1994 pursuant to which the Trust has appointed the Manager to act as investment manager and perform such services specified in the Agreement; and

      WHEREAS, AARP International Stock Fund and AARP Small Company Stock Fund (each the "Series") are separate investment series of the Trust.

      NOW THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

      1. As provided for in the Agreement, the Trust hereby adopts the Agreement with respect to each Series, and the Manager hereby acknowledges that the Agreement shall pertain to each Series, the terms and conditions of such Agreement being hereby incorporated herein by reference.

      2. The term "Series" as used in the Agreement shall, for purposes of this Supplement, pertain to each Series.

      3. As provided in the Agreement and subject to further conditions as set forth therein, each Series shall pay the Manager the base fee rate as specified in Section 5(b) of the Agreement, and a fund fee rate equal to 0.60 percent and
0.55 percent per annum of the net assets of AARP International Stock Fund and AARP Small Company Stock Fund, respectively.

      4. This Supplement and the Agreement (together, the "Management Agreement") shall become effective with respect to each Series as of the date specified above and shall remain in force until August 31, 1998, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to the Management Agreement or

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interested persons of any party to the Management Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Series. The aforesaid requirement that continuance of the Management Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

      5. The Management Agreement may be terminated with respect to each Series at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of each Series or by the Trust's Board of Trustees on 60 days' written notice to the Manager, or by the Manager on 60 days' written notice to the Trust. The Management Agreement shall terminate automatically in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Manager's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Manager's business shall not be deemed to be an assignment for the purposes of the Management Agreement.

                                   AARP GROWTH TRUST
                                   on behalf of AARP International
                                   Stock Fund and AARP Small Company
                                   Stock Fund

                                   By: /s/ [Illegible]
                                       ---------------------
                                       President

                                   SCUDDER, STEVENS & CLARK, INC.

                                   By: /s/ Linda C. Coughlin
                                       ---------------------
                                       Managing Director


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